 Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

Gryphon Gold Completes Expansion of Heap Leach Pad

CARSON CITY, NV, December 5, 2012 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCQB), a gold exploration, development, and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), announced today that it has completed the heap leach pad expansion, increasing the total stacking capacity 50%, from 4 million tons to 6 million tons. Solution flow has commenced on the expanded pad with solution break through expected by late-December.

Recently, two 500-foot conveyor systems were put into operation, which has allowed the Company to process between 5,000 and 6,000 tons of ore per day, more than doubling the previous rate of 2,500 tons per day that was achieved in October and November. Installation of an additional jaw crusher is anticipated to be completed by year-end and, once finished, Gryphon Gold will have the capability to process more than 12,000 tons of ore per day.

Donald B. Tschabrun, Chief Operating Officer of Gryphon Gold, commented, “We continue to pour and ship gold weekly from our ADR facility cycle, while concurrently making significant progress with our Phase 1B initiatives that will increase our operational capacity. The completed expansion of our leach pad and the additional ore handling capability are two important Company objectives that have been achieved. Increasing our solution throughput is the next milestone. Once the additional carbon columns are installed, we expect production and sales to increase.”

The Company anticipates approval of its application to update its existing water flow permit, which is currently under review with U.S. Forest Service and the Nevada Department of Environmental Protection, by year-end. The updated permit will allow for an additional set of carbon columns and higher pumping capacity. The carbon columns have been ordered and are being manufactured. Once operational, and pending the closing of the bonding requirement, the operation will have the capacity to handle solution throughput more than double the current solution flow of approximately 1,000 gallons per minute to 2,500 gallons per minute.

ABOUT GRYPHON GOLD:

Gryphon Gold produces gold from its Borealis Property, which is located in Nevada’s Walker Lane Gold Belt. The Company is expanding its production capacity and advancing the development of the oxide heap leachable gold and silver historically identified that includes both pre-processed and unprocessed ore. Gryphon Gold also plans to further expand and develop the significant sulphide resource available through exploration, metallurgical design and sulphide project permitting and development. The Borealis Property contains unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website: www.gryphongold.com.

- MORE-

Gryphon Gold Completes Expansion of Heap Leach Pad December 5, 2012 Page 2 of 2

For further information, please contact:
James T. O’Neil Jr., CEO and Interim CFO	Deborah K. Pawlowski, Kei Advisors LLC
775.883.1456	716.843.3908
joneil@gryphongold.com	dpawlowski@keiadvisors.com

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to operating results; expansion of production capacity, improve recovery rates, pending permit application, development of resources, and plans to advance the development of the Borealis Property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including risks associated with mining operations, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Annual and Quarterly Reports, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.

###